UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 24, 2009

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 24, 2009, Nortel Networks Corporation (NNC) announced that it, its principal operating subsidiary Nortel Networks Limited (NNL), and certain of its other subsidiaries including Nortel Networks Inc. (together, Nortel), have concluded the previously announced auction of substantially all of Nortel’s Code Division Multiple Access (CDMA) business and Long Term Evolution (LTE) Access assets. Telefonaktiebolaget LM Ericsson (Ericsson) has emerged as the winning bidder with a purchase price of US$1.13 billion. The bid is subject to court approvals in the U.S. and Canada as well as regulatory and other customary closing conditions and certain post-closing purchase price adjustments.

If approved by the courts, Ericsson will purchase Nortel’s CDMA business and substantially all of Nortel’s LTE Access assets pursuant to an asset sale agreement (ASA).

In connection with the transaction, at least 2,500 Nortel employees supporting the CDMA and LTE Access business are expected to receive offers of employment from Ericsson. Under the terms of the ASA, NNC and certain of its subsidiaries, including NNL, will at closing enter into a transition services agreement (TSA) with Ericsson pursuant to which Nortel will agree to provide certain transition services for a period of up to 24 months after closing of the transaction.

Nortel and Ericsson have made customary representations, warranties and covenants in the ASA, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the ASA and closing of the transaction. The ASA also contains customary termination rights for Nortel and Ericsson.

Nortel will work diligently with Ericsson to close the sale later this year. Nortel will seek Canadian and U.S. court approvals of the proposed sale agreement at a joint hearing on July 28, 2009.

Item 8.01	Other Events.

As previously announced in its June 19 and July 20 press releases and related Form 8-K filings, Nortel does not expect that NNC common shareholders and the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will ultimately result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/s/ GORDON A. DAVIES
Gordon A. Davies Chief Legal Officer and Corporate Secretary

By:	/s/ ANNA VENTRESCA
Anna Ventresca Assistant Secretary

Dated: July 27, 2009

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